Exhibit 10.15
FREE TRANSLATION
SUBJECT: KANSAS CITY SOUTHERN DE
MÉXICO, S.A. DE C.V. (FORMERLY KNOWN
AS TFM, S.A. DE C.V.) and FRANCISCO
JAVIER RIÓN DEL OLMO.

TERMINATION AGREEMENT
RODRIGO ROEL OLVERA, empowered by Kansas City Southern de México, S.A. de C.V., formerly known as TFM, S.A. de C.V., personality and faculties that are established by the terms of the Notarial Testimony that it exhibits and Eng. FRANCISCO JAVIER RIÓN DEL OLMO, by his own right, who identifies himself with a passport issued by the Consular Section of the Embassy of Mexico in London, England with number GBR313, documents which they ask to be returned, before you respectfully they state:
With foundation in the provisions of articles 33 (the second paragraph), 53, 982, 983, 987 and other relevant and applicable provisions of the Federal Employment Law, they come to renounce an agreement which the appearing parties have entered into, by means of which they conclude the employment relationship that unites them in accordance with the following declarations and clauses:
DECLARATIONS
I. The WORKER declares that he has a residence located at Hacienda de Tepeapulco No. 7, Colonia Hacienda de Vallescondido, Atizapán de Zaragoza, C.P. 52937, State of Mexico, and that he presented services to the COMPANY from the 5 of July 2005, having celebrated an individual employment contract on the 23 of June of 2005, receiving as his last monthly gross wages the amount of US$37,500.00 (thirty and seven thousand five hundred 00/100 national currency of the United States of America) prior to the deduction of taxes that corresponds to said amount, as the Executive General Director and with a work schedule of 8:00 to 13:00 hours and of 14:00 to 17:00 hours from Monday through Friday, enjoying one hour to rest and to take his meals away from the work place, and with rest days on Saturdays and Sundays of every week.
II. TFM, S.A. de C.V. declares that it changed its name on December 2, 2005 to Kansas City Southern de Mexico, S.A. de C.V.
III. The COMPANY declares through its legal representative, whose authority has been duly established, in the terms of the Notarial Testimony that is attached and the return of which registered copy it has previously requested, indicating as its address to hear and to receive notifications Paseo del Pedregal Number 817, Colonia Pedregal de San Angel, in Mexico City, D.F.
IV. The Company declares through the conduct of its legal representative that it is dedicated to the provision of all types of Railway Transport Services.
VI.  For effects of the present Contract, ING. FRANCISCO JAVIER RION DEL OLMO will be called “the WORKER” and Kansas City Southern de Mexico, S.A. de C.V. as “the COMPANY”.

V. The Company declares to be true each and every one of the declarations of the WORKER.
CLAUSES
FIRST. The WORKER and the COMPANY mutually recognize the authority whereupon they appear for the celebration of the present agreement and agree that entering into this agreement is in each of their interests and there does not exist duress or pressure of any kind, and agree to terminate by mutual consent on February 14, 2006 the employment relationship that unites them in accordance with what is established in subpart I of article 53 of the Federal Employment Law.
SECOND. The WORKER and the COMPANY represent that they have failed to establish the basis for the application of the performance bonus that appears in the Labor Agreement dated the 23 of June of 2005 and, derived from the contractual termination of the employment relationship, they are in agreement to leave without effect the conditions of the bonus.
THIRD. The WORKER states that he was properly enrolled before the Mexican Institute of the Social Insurance during the period he provided services, within which period he has not suffered any accident or professional disease, as a result of which he does not reserve any action or right of any nature that may be exercised later against the COMPANY or those that it by law represents.
FOURTH. Between the date of execution of this Agreement and the date of its completion, the WORKER commits himself to strictly fulfill and to follow the instructions of the Board of Directors of the COMPANY, represented by the Chairman of the Board of Directors and/or any other person designated by resolution of the Board of Directors, with the exception of any actions that are immoral, illegal or against professional ethics. Also, he will not change the structure of the COMPANY, nor will he contract for, dismiss, or change the salary of any person who occupies a position with a pay grade of 17 or above, without the express authorization of the Board of Directors of the COMPANY, and he will not issue any official notice to the press, clients or other railroads. The WORKER commits himself to consult with the Board of Directors of the COMPANY, represented by the Chairman of the Board of Directors and/or any other person designated by resolution of the Board of Directors, on all the important matters of the COMPANY, as well as to opportunely communicate to the Board of Directors if some problem or risk exists for the COMPANY. Finally, the WORKER commits himself to regularly communicate to the Chairman of the Board of Directors all the subjects of importance of the COMPANY, as well as any non-routine communications on the part of any governmental institution, competitors, significant clients, as well as from the directors and representatives of Grupo TMM, S.A. and its subsidiary companies, and any other information that is related to the administration of the COMPANY or the healthy operation of the same. The COMPANY for its part is committed to pay to the WORKER wages and benefits in accordance with the individual employment contract signed by the parties until the completion date agreed to in the present agreement, with the exception of that stated in the Second Clause of the present agreement.
FIFTH. The WORKER and the COMPANY in view of the termination of the employment contract by mutual consent, recognize that they are not within the assumptions established in the Clause First of the individual employment contract that they have celebrated for the payment of the indemnifications established in that document, notwithstanding the foregoing, the COMPANY through the conduct of its representative, agrees to pay to the WORKER, as an extraordinary allowance through which the payment of each and every one of the benefits to which the worker has a right is included, derived from his individual contract of Work and the Law or in its defect any other benefit or profit that the parties have involuntary omitted, on the dates indicated in the present agreement the total gross amount of USD$450,000.00 (less taxes), that is, the net and total amount of USD$324,000.00, representing the salaries, benefits and profits that are indicated and detailed below:

CONCEPT	AMOUNT

Food vouchers	US$1,596.00
Savings Fund	US$2,076.00
Christmas bonus	US$37,500.00
Vacation premium	US$15,625.00
Extraordinary allowance	US$393,203.00

GROSS TOTAL	US$450,000.00

DEDUCTIONS

Taxes	US$126,000.00

NET TOTAL	US$324,000.00
The COMPANY commits to deliver to the WORKER the net total amount indicated by means of electronic transfers and/or Banking deposits to HSBC Bank of the USA, in the name of Francisco Javier Rión, ABA # 021 001 088, SWIFT # MRMDUS33, Bank Address 4090 NW 97th Ave., Miami, FL 33178.
a) The amount of $29,454.54 on February 15, 2006.
b) The amount of $29,454.54 on March 15, 2006.
c) The amount of $29,454.54 on April 14, 2006.
d) The amount of $29,454.54 on May 15, 2006.
e) The amount of $29,454.54 on June 15, 2006.
f) The amount of $29,454.54 on July 14, 2006.
g) The amount of $29,454.54 on August 15, 2006.
h) The amount of $29,454.54 on September 15, 2006.
i) The amount of $29,454.54 on October 13, 2006.

j) The amount of $29,454.54 on November 15, 2006.
k) The amount of $29,454.54 on December 15, 2006.
The COMPANY and the WORKER are in agreement that the deposit slip or the receipt of the electronic transfer will suffice for all effects as a receipt of fulfillment of this agreement, as a result of which the COMPANY at the request of the WORKER will exhibit within three days following the date of the transfer the corresponding receipt before the present authority and the WORKER will within three days from the exhibition of the mentioned document declare if his interests are in agreement, in the understanding that if the statement is not made within this term, it will be understood that the transfer and/or deposit and consequence of the present agreement have been fulfilled.
In addition, it is noted that the amounts before indicated are established in American dollars and such payments will be made in that currency.
Also, the COMPANY is obligated to pay to the treasury authorities and in the name of the Worker the corresponding tax payments that result from the payment to the Worker of the net agreed amounts, delivering to him the documents that prove said payments.
SIXTH. The WORKER for his part agrees to the receipt of the amounts and benefits before mentioned for the services provided and that with them he will be treated as having been paid for all of the benefits due to him as of the corresponding date as a result of the concepts described in the Fifth clause, which is included within it an extraordinary allowance for the services presented, wages earned, the proportional part that corresponds by concept of vacations and the vacation premium, the proportional part of the Christmas bonus, the seniority premium within the limitations of Article 486 of the Federal Employment Law, as well as of any other obligation that exists due to the same, or any other benefit or profit that the parties have involuntarily omitted that could be due to the WORKER, derived from the completion of his Individual Work Contract, granting from this time to the COMPANY the most ample settlement that is allowed by law, leaving free and safe Kansas City Southern de México, S.A. de C.V., previously known as TFM, S.A. de C.V, and all its affiliated and related companies, including Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., Arrendadora TFM, S.A. de C.V., Kansas City Southern, The Kansas City Southern Railway Company, Caymex, Inc., NAFTA RAIL, S.A. de C.V., the Texas Mexican Railway Company, Mexrail, Inc. , its parent companies and subsidiary organizations, and all their managers, directors, employees, agents and representatives (collectively the “Released Parties”) free of any claims, demands, damages and causes of action, either are known or not known, of any type, matter and nature, whether based in law, equity or regulations, including, but without limitation, claims of defamation, slander, wages or compensation, that the WORKER has, can have or later acquire, originated by or pertaining in some way in whole or in part, against anyone or all the Released Parties, as a result of which he does not reserve any action or right of any nature that may later be exercised against the Released Parties, the COMPANY and/or anyone that represents its legal interests, reason why the WORKER grants the most ample liberating release that the law allows.
Also, the COMPANY and the Released Parties grant in this act to the WORKER the most ample settlement that the law allows, as a result of which they release him and they leave him safe from any claims, demands, complaints, damages, and causes of action, whether they are known or not known, of any class, matter and nature, whether based on law, equity or regulations, including, but without limitation, by defamation or slander, that the COMPANY and any of its related and affiliated companies, parents and subsidiary organizations have, can have or later acquire, originated by or pertaining in some way to, in whole or in part, against the WORKER, derived from any acts or activities carried out by the WORKER as an employee, manager, or legal representative of the COMPANY and/or any of its affiliated and related companies, as a result of which it does not reserve any action or right of any nature that may later be exercised against the WORKER, granting to him the most ample release that the law allows.
Given the existing commercial relationship between them, the COMPANY, the Released Parties, and the WORKER expressly declare before this honorable Tribunal of Conciliation and Arbitration that they have terminated the labor relationship that bound the Worker with the COMPANY, which was his only employer, giving this termination voluntarily, to it and any other relationship of any legal nature that may have been created between him and the Released Parties, anyone of its partners and/or employees and/or executives and/or legal representatives or any other of the companies that integrate the group to which these companies belong, releasing consequently the COMPANY and all and each one of the legal partners, employees, executives and representatives and each and every one of the companies that integrate the group to which the mentioned companies belong, of all responsibility towards him and by any concept of civil, mercantile, penal or labor nature, extending to any legal relationship that could have been created between him and any one of the companies of the nature of a labor relationship, the liberation of responsibilities that he has granted to the COMPANY, that it was his only employer and that it always paid his wages and benefits.
In addition, the WORKER commits himself to deliver to the Director of Human Resources any document or material property of the COMPANY that contains confidential information used during the performance of his work, including, in a declarative and non-limiting way, reports, proceedings, memoranda and any other document or material that he has prepared or helped to prepare or that he has had access to in carrying out his work in the service of the COMPANY, declaring also not to conserve in his power any copies of the documents and materials before described. Also it is committed to give back to the COMPANY the computer, cellular telephone, keys, automobile and any other equipment and/or material that were assigned to him as a work tool.
SEVENTH. The WORKER, under an oath to tell the truth, states that to the present date, he does not have any action or demand of any legal nature against the COMPANY, or the Released Parties or against any of the partners and/or employees and/or executives and/or legal representatives of these companies, but in any case if some demand or action shall be initiated in name of the WORKER, within the Mexican Republic or any other country, the present document will have to be treated as a full and final release of any demand or claim that may be made against any such physical or legal person, regardless of its nature and the competence of the court to hear the case.
Also, the COMPANY and all its affiliated and related companies, parent and subsidiary organizations, under oath to say truth, declare that to the present date, it does not have any action or demand of any legal nature against the WORKER, but in any case if some demand or action shall be initiated in name of the COMPANY and/or any of its affiliated or related companies, parent and subsidiary organizations, within the Mexican Republic or any other country, the present document will have to be treated as a full and final release of the demand or claim that may be made against the WORKER, regardless of its nature and the competence of the court to hear the case.
EIGHTH. The WORKER specifically commits himself not to use, to reveal, to publish or in any other way to disclose, confidential information of which he had knowledge during the performance of his work in the service of the COMPANY or of the present, potential or past clients of the COMPANY or the companies of the group described in the Fifth Clause of the present agreement, concerning, related to or derived from the activities of the COMPANY.
NINTH. The COMPANY is obligated not to defame and/or to slander to the WORKER, derived from any acts or activities carried out by the WORKER as an employee, manager, or legal representative of the COMPANY, as well as not to disclose information indirectly or directly related to the WORKER, derivative from any acts or activities carried out by the WORKER as an employee, manager, or legal representative of the COMPANY, that could affect, harm, damage or reduce his person and professional prestige and on the other hand, the WORKER is obligated not to defame and/or to slander the COMPANY, derived from any acts or activities carried out as an employee, manager, or legal representative of the COMPANY, as well as not to disclose information indirectly or directly related to the COMPANY, derived from any acts or activities carried out by the WORKER as an employee, manager, or legal representative of the COMPANY, that could affect, harm, damage or reduce his professional prestige.
TENTH. The WORKER and the COMPANY be and hereby are obligated to follow this Agreement at all times, manner and place as if it were a duly rendered binding judgment, passed before the relevant authority as a binding judgment; as a result and with foundation in the provisions of articles 33, 53 part I, 600 part VII and other related and applicable sections of the Federal Employment Law in vigor, that it does not contain clauses contrary to morals, laws, or good custom, they approve it in each and every one of its parts.
By that expressed and established, TO YOUR HONORABLE PRESIDENT, respectfully we request:
1. To accept as presented this writ and the authority to act that we exhibited, requesting that it be sent and made a part of the corresponding proceedings before the Board.
2. Once integrated into the respective proceedings and ratified by the parties, that it be approved in the form and on the terms that have been indicated.
3. In its opportunity and following the completion of the proceedings, to order the filing of the present matter as having been concluded.
WE SWEAR UNDER OATH.
Mexico, Federal District, fifth of December of two thousand and five.

“THE COMPANY”	“THE WORKER”

/S/ Rodrigo Roel Olvera	/S/ Ing F. Javier Rión del Olmo
KANSAS CITY SOUTHERN DE MÉXICO,
S.A. DE C.V.